CANCELLATION OF DEBT AND ASSIGNMENT
AGREEMENT FOR CMSA OF FRESNO, CA

THIS AGREEMENT made as of the 27th day of November 2003.

BETWEEN:

DAVID PARKER , of 4629 Crestline Road, Ft. Worth, Texas 76107

AND

eRXSYS, INC. , of 18662 Mac Arthur Blvd., Suite #200-15,
Irvine, California, 92612

WHEREAS :

A. As of August 31, 2003, David Parker ("Parker") is owed $140,193 by eRXSYS, Inc., (the "Company") and this debt is represented on the financial statements of the Company for the nine month period ended August 2003 as "Advances due to a shareholder" (the "Debt").

B. The Company by way of an assignment by RxSystems, Inc. on May 27, 2003, is the holder of a License Agreement (hereinafter "License") issued by RTIN on March 19, 2002, attached hereto as Exhibit A, which includes, in part, the sub-market identified as Fresno, California.

C. The Company and Parker desire to enter into an agreement whereby the Company will assign to Parker the License for the specific CMSA (Consolidated Statistical Metropolitan Area) of Fresno, California in exchange for Parker cancelling the Debt owed to him by the Company, including any accrued interest owing since the last financial statement through the date of this agreement and assignment.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and the mutual covenants hereinafter set-forth, the parties hereto do hereby agree as follows:

                 1.    The Company hereby transfers, assigns, and conveys all its rights in the License represented and attached hereto as Exhibit A for the CMSA of Fresno, California. This conveyance is limited to the CMSA of Fresno, California.

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            2.   In consideration for the assignment described in Item 1, Parker hereby releases and forever discharges the Company from any and all liability on the Debt, including any accrued interest owing since the last financial statement through the date of this agreement and assignment.

                  3.   The Company agrees to continue to make all payments owed under the license agreement, including those owed on the transferred Fresno,
                        California market, until the current existing obligation due to the licensor, RTIN, for this license regarding the CMSA of Fresno is fully paid.

                  4.   This agreement shall be considered a binding agreement and an immediate assignment of rights and discharge of debt under Nevada law.

IN WITNESS WHEREOF, this Agreement is executed on this 27th day of November, 2003

eRXSYS, Inc.

/s/   A.J. LaSota                                                                                              /s/ David Parker
By:                                                                                                                  By:David Parker
Its:  President

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